Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-237419 on Form S-3 of Great Elm Capital Group, Inc. of our report dated March 19, 2020 relating to the consolidated financial statements of Great Elm Capital Corp. appearing in the Annual Report on Form 10-K of Great Elm Capital Corp. for the year ended December 31, 2019 and our report dated March 13, 2019 relating to the consolidated financial statements of Great Elm Capital Corp. incorporated by reference in the Annual Report on Form 10-K of Great Elm Capital Group, Inc for the year ended June 30, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

McLean, VA

April 24, 2020